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                                                                    EXHIBIT 12.1


                          JOHN Q. HAMMONS HOTELS, L.P
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)


                                         1994       1995       1996       1997       1998
                                         ----       ----       ----       ----       ----
HISTORICAL EARNINGS:
Net income before extraordinary item    $15,386    $18,729    $18,524    $ 8,791    $   338

Add:
Interest, amortization or deferred
financing fees and other fixed
charges (excluding interest
capitalized)                             33,308     28,904     36,337     45,086     58,257
                                        -------    -------    -------    -------    -------
   Historical earnings                  $48,694    $47,633    $54,861    $53,877    $58,595
                                        =======    =======    =======    =======    =======

FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                         $32,932    $28,447    $35,620    $44,325    $57,286

Interest capitalized                        957      5,270      7,162     10,259      6,163

Interest element of rentals                 376        457        717        761        971
                                        -------    -------    -------    -------    -------

   Fixed charges                        $34,265    $34,174    $43,499    $55,345    $64,420
                                        -------    -------    -------    -------    -------

RATIO OF EARNINGS TO FIXED CHARGES (A)     1.42       1.39       1.26       0.97       0.91
                                        =======    =======    =======    =======    =======
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(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
    (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized)
    and the estimated interest portion of rents (deemed to be one-third of rental expense).